Exhibit 8.2

thomas a. archer* paul j. bruder, jr. matthew d. coble sean p. delaney victoria p. edwards kara m. eshenauer	michael a. farrell ronald l. finck james l. goldsmith gary j. heim brian j. hinkle mark d. hipp	timothy a. hoy randall g. hurst jacob h. kiessling paula j. leicht aaron d. martin	robert moore veronica l. morrison michael d. reed mark s. silver kathryn l. simpson	thomas f. smida james a. ulsh tracy l. updike melanie l. vanderau jennifer d. wetzel charles b. zwally	_____ howell c. mette 1928-2020 peter j. ressler 1932-2017 * new jersey bar

February __, 2020

RE:	Opinion re MNB Corporation Merger

Ladies and Gentlemen:

The Agreement and Plan of Reorganization by and among Fidelity D & D Bancorp, Inc. (“FIDELITY”), The Fidelity Deposit and Discount Bank, MNB Corporation ( “MNB”) and Merchants Bank of Bangor, dated as of December 9, 2019 (the “Agreement”) provides in Article V, Conditions, Section 5.01 Conditions to Obligations of MNB under this Agreement, subparagraph (h) Tax Opinion that as a condition of MNB’s obligation to close the merger of MNB with and into FIDELITY (the “Merger”), MNB shall have received the opinion of Mette, Evans & Woodside P.C. that the Merger will constitute a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In the Background to the Agreement, the Merger is described for federal income tax purposes as intended to qualify as a reorganization under provisions of Section 368 (a) of the Code and that the Agreement is adopted as “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g). FIDELITY and MNB under Sections 354 and 361 of the Code are parties to the Agreement.  We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the registration statement on Form S-4 being filed by FIDELITY with the Securities and Exchange Commission.

For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement and Plan of Reorganization;

2.
The Bank Plan of Merger between The Fidelity Deposit and Discount Bank (a wholly-owned subsidiary of FIDELITY) and Merchants Bank of Bangor (a wholly-owned subsidiary of MNB) dated as of December 9, 2019 ( the “Bank Plan of Merger”);

3.
The registration statement of FNB on Form S-4 (Registration No. 333-_____), filed with the Securities Exchange Commission (“SEC”) on ___________ , with respect to the FIDELITY Common Stock to be issued to the common shareholders of MNB in connection with the Merger (the “Registration Statement”);

4.	The definitive joint proxy statement/prospectus relating to the Registration Statement, filed by FIDELITY and MNB with the SEC on __________ (the “Joint Proxy Statement/Prospectus”);

5.	The representations made to us by MNB in its Officer’s Certificate dated February__, 2020;

6.	The representations made to us by FIDELITY in its Tax Certificate dated February __, 2020; and

7.
Such instruments and documents related to the formation, organization and operation of FIDELITY and MNB and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

Section 368(a)(1)(A) of the Code provides that the term “reorganization” includes a “statutory merger or consolidation.”

MNB as a Pennsylvania business corporation is subject to the provisions of the Entity Transaction Law, 2014 P.L. 2640, 15 Pa.C.S.A. §311 (2014), effective July 1, 2015 (“ETL”).  Section 331 of the ETL provides in Subsection (a) that one or more domestic entities, i.e. MNB, may merge with one or more domestic entities or foreign associations into a surviving association, i.e. FIDELITY, a Pennsylvania domestic entity.  Thus, it is our opinion, and you are so advised that the Merger constitutes a “statutory merger” as that term is used in subsection (a)(1)(A) of §368 of the Code.  We hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, assumptions and qualifications described therein, constitutes our opinion of the material federal income tax consequences of the Merger to a shareholder of MNB who holds shares of MNB common stock as a capital asset.

As to the shareholders of an entity, Section 354 of the Code provides that no gain or loss will be recognized by the shareholders of a corporation that is party to a plan of reorganization if stock of one corporation pursuant to a “plan of reorganization” as provided for in Section 368(a) of the Code is exchanged solely for stock or securities of another corporation or party to the reorganization.  Therefore it is our opinion, and you are so advised that no gain or loss will be recognized to the shareholders of MNB with respect to the exchange pursuant to the Agreement upon the closing thereunder.

Under Section 361 of the Code, no gain or loss is recognized to a corporation if such corporation exchanges property in pursuit of the plan of reorganization solely for stock or securities in another corporation a party to a reorganization.  Therefore, it is our opinion, and you are so advised that no gain or loss will be recognized by MNB pursuant to the Agreement upon the closing thereunder.

In rendering the opinion herein we have noted the requirement in the basic Code provisions involved herein that the exchange of stock be “…solely for stock…”.  We note that Section 1.2(h) of the Agreement, Conversion of MNB Common Stock, provides for (a) the right of MNB shareholders to receive 1.039 shares of FIDELITY common stock for each MNB share of common stock and (b) cash payments for any fractional shares held by MNB shareholders.  In respect to cash for fractional shares, we note the provisions of Revenue Ruling 66-365, 1966-2 C.B. 116 wherein the Internal Revenue Service ruled that the payment of cash for fractional shares in a corporate merger will not violate the “… solely for voting stock requirement of section 368(a)(1)B and C of the Internal Revenue Code of 1954…,” and the cash so received for fractional shares will be treated as a redemption of the fractional shares under Section 302 of the Code as distributions in exchange for the MNB stock, i.e. a capital gain.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Agreement and the Bank Plan of Merger without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code, (ii) that original documents (including signatures) are authentic, (iii) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (iv) the accuracy of the statements and representations contained in the Documents, (v) that covenants and warranties set forth in the Documents will be complied with, and (vi) that the Merger will be effective under applicable state law.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us in the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

METTE, EVANS & WOODSIDE